CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-181494 on Form N-2 of our report dated December 28, 2011, relating to the financial statements and financial highlights of Reaves Utility Income Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2011, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “ Independent Registered Public Accounting Firm “ and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

June 29, 2012

Denver, Colorado